UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 22, 2005

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Central Vermont Public Service Corporation (referred to as the 'Company' or 'we' or 'our') has a 2 percent ownership interest in Connecticut Yankee Atomic Power Corporation ("CYAPC"), which is conducting decommissioning activities of its shut down nuclear plant. We are responsible for paying our equity ownership percentage of decommissioning costs and all other costs for the plant. Costs currently billed by CYAPC are based on its most recent Federal Energy Regulatory Commission ("FERC")-approved rates. Historically, our share of these costs has been recovered from our retail customers through Vermont Public Service Board ("PSB")-approved rates. Based on the regulatory process, management believes its share of decommissioning and closure costs will continue to be recovered through the regulatory process. However, there is a risk that FERC may not allow full recovery of CYAPC's incremental increased costs in wholesale rates, and, if so, we anticipate that the PSB could disallow these costs for recovery in retail rates as well. Our estimated aggregate obligation related to CYAPC is about $12.6 million, and, as discussed below, our share of the proposed disallowance would be about $4.7 million.

In July 2004, CYAPC filed with the FERC to increase its annual collections for the decommissioning and closure of the plant from $16.7 million to $93 million over a 6-year period beginning January 1, 2005. The increase was necessitated by higher estimated costs for spent fuel storage, security and insurance, and the fact that CYAPC is now self-performing all work to complete the decommissioning of the plant due to the termination of the decommissioning contract with Bechtel Power Corporation ("Bechtel") in July 2003. FERC allowed the new rates to become effective in February 2005, subject to refund, pending the outcome of proceedings at FERC.

The Connecticut Department of Public Utility Control ("DPUC"), Bechtel and FERC trial staff filed testimony before the trial judge claiming that CYAPC was imprudent in management of the project, with the DPUC recommending a disallowance of $234 million out of CYAPC's requested total increase of approximately $395 million. Bechtel and the FERC trial staff claimed in their briefs that these increases were attributable to imprudence. FERC trial staff also sought a $36 million decrease claiming that CYAPC should have used a different gross domestic product ("GDP") escalator in calculating the estimated increased costs. If FERC adopts the different GDP our share of the proposed revenue requirement reduction would be about $0.7 million.

On November 22, 2005, the presiding FERC administrative law judge ("ALJ") issued an initial decision finding that:  there was no evidence of CYAPC imprudence, and the record established that CYAPC's actions were in fact prudent and consistent with those of prudent utility management made in good faith; because CYAPC was a FERC-jurisdictional utility, it should continue filing relevant FERC reports for the remainder of the decommissioning period; and FERC trial staff's position on the GDP escalator should be adopted.

The ALJ's initial decision is subject to review by the FERC. We cannot predict the timing or outcome of this proceeding, but believe the costs have been or would be prudently incurred and will ultimately be recovered in retail rates. However, there is a risk, notwithstanding this decision, that some portion of the increased costs may not be recovered, or will have to be refunded if recovered, as a result of the FERC proceedings.

For further information on this matter, reference is made to our quarterly report on Form 10-Q for the period ending September 30, 2005 under the heading Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Power Supply and Transmission Matters-Maine Yankee, Connecticut Yankee and Yankee Atomic - Connecticut Yankee-FERC Rate Case Filing."

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau, Senior Vice President for Legal and Public Affairs and Corporate Secretary

November 29, 2005